Exhibit 4.11
June 23, 2011

To:	Sims Metal Management Limited (Sims)

Level 12, Suite 1202
65 Berry Street
North Sydney NSW 2060

Attention:	Mr Daniel Dienst
Group Chief Executive
Dear Sirs
Application of clause 7.17 of the Common Terms Deed 2011
We refer to the Common Terms Deed dated on or about the date of this letter (Common Terms Deed) between Sims, each party listed in Part 1 of Schedule 1 of that deed as Original Borrowers, each party listed in Part 2 of Schedule 1 of that deed as Original Guarantors and the persons listed in Part 3 of Schedule 1 of that deed as Original Lenders, including Bank of America, N.A. (the Lender).
Capitalised terms in this certificate have the meaning given in the Common Terms Deed unless otherwise defined herein.
Pursuant to clause 7.17(c) of the Common Terms Deed, the Lender and Sims agree that clause 7.17 of the Common Terms Deed is to apply in respect of the Lender and all Guarantors.
This letter is a Transaction Document in respect of the Lender for the purposes of the Common Terms Deed.

BANK OF AMERICA, N.A.

By:	/s/ Timothy G. Holsapple

Name: Timothy G. Holsapple
Title: Senior Vice President

Agreed and acknowledged by Sims:

Sims

Signed for
Sims Metal Management Limited
ACN 114 838 630

sign here ►	/s/ Daniel W. Dienst

Director

print name	Daniel W. Dienst

sign here ►	/s/ Frank Moratti

Director/Company Secretary

print name	Frank Moratti